Exhibit 99.5

PLANTRONICS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 2, 2018 (“Closing Date”), Plantronics, Inc. (“Plantronics” or the “Company”) acquired all the issued and outstanding common stock of Polycom, Inc. (“Polycom”) for a purchase price of approximately $2.2 billion (the “Acquisition”). The Acquisition was funded with a combination of cash-on-hand and the financing made available under the credit facility described below and the issuance of shares of Plantronics common stock. The following unaudited pro forma condensed combined balance sheet of Plantronics as of March 31, 2018 and the unaudited pro forma condensed combined statement of income of Plantronics for the year ended March 31, 2018 are based on the historical financial statements of Plantronics and Polycom using the acquisition method of accounting.

The unaudited pro forma condensed combined balance sheet as of March 31, 2018 gives effect to the Acquisition as if it had occurred on March 31, 2018, and includes all adjustments that give effect to events that are directly attributable to the Acquisition and are factually supportable. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2018 gives effect to the Acquisition as if it had occurred on April 1, 2017, and includes all adjustments that give effect to events that are directly attributable to the Acquisition, are expected to have a continuing impact, and are factually supportable.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, in accordance with Article 11 of Regulation S-X, and are not intended to represent or to be indicative of the income or financial position that Plantronics would have reported had the Acquisition been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to expected cost savings from operating efficiencies, synergies, and the impact of incremental costs incurred in integrating the two companies. The unaudited pro forma condensed combined balance sheet does not purport to represent the future financial position of the Company and the unaudited pro forma condensed combined statement of operations does not purport to represent the future income of the Company. In addition, as permitted by Regulation S-X, the unaudited pro forma condensed combined statement of operations utilizes Polycom’s consolidated statement of operations for the year ended December 31, 2017, which differs from the Company’s fiscal year end by fewer than 93 days.

The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of purchase price and the fair values of tangible and intangible assets acquired and liabilities assumed in the Acquisition, with the remaining estimated purchase price recorded as goodwill. Independent valuation specialists have conducted an analysis to assist management of the Company in determining the fair value of the acquired assets and assumed liabilities. The Company’s management is responsible for these third-party valuations and appraisals. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the purchase price and fair values of assets acquired and liabilities assumed, upon completion of the valuation for the Acquisition, and finalization of the purchase price the actual amounts recorded may differ materially from the amounts used in the pro forma condensed combined financial statements.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined statement of operations excludes non-recurring items directly related to the Acquisition.

These unaudited pro forma condensed combined financial statements should be read in conjunction with Plantronics’ historical consolidated financial statements and notes thereto contained in Plantronics’ Annual Report on Form 10-K for the year ended March 31, 2018, the Current Report on Form 8-K of Plantronics to which these unaudited pro forma condensed combined financial statements are attached as an exhibit and Polycom’s historical financial statements and notes thereto for the period ended December 31, 2017 filed as Exhibit 99.2 to the Current Report on Form 8-K of Plantronics to which these unaudited pro forma condensed combined financial statements are attached as an exhibit.

PLANTRONICS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETAS OF MARCH 31, 2018
(in thousands)

	Plantronics	Polycom	Pro Forma		Plantronics
	Historical	Historical	Adjustments	Notes	Pro Forma
Assets:
Current assets:
Cash and cash equivalents	$390,661	$52,908	$1,244,652	(a)	$7,842
			(842,426)	(b)
			(837,953)	(c)
Short-term investments	269,313	—	(50,000)	(c)	219,313
Accounts receivables, net	152,888	115,814			268,702
Inventory, net	68,276	71,973	42,212	(d)	182,461
Other current assets	18,588	35,122	—		53,710
Total current assets	899,726	275,817	(443,515)		732,028
Property, plant, and equipment, net	142,129	58,096	18,485	(h)	218,710
Goodwill and purchased intangibles, net	15,498	501,849	(493,187)	(g)	2,286,638
			975,359	(i)
			1,287,119	(j)
Deferred tax and other assets	19,534	80,378	(63,160)	(m)	31,966
			(4,786)	(p)
Total assets	$1,076,887	$916,140	$1,276,315		$3,269,342
Liabilities:
Current liabilities:
Accounts payable	$45,417	$72,749	$—		$118,166
Accrued liabilities	77,111	104,792	(16,733)	(c)	192,500
			5,791	(a)
			13,658	(e)
			7,881	(k)
Deferred revenue	2,986	178,220	(103,501)	(l)	77,705
Total current liabilities	125,514	355,761	(92,904)		388,371
Long-term debt, net of issuance costs	492,509	664,296	1,238,861	(a)	1,731,370
			(664,296)	(c)
Long-term income taxes payable	87,328	9,072	22,294	(m)	118,694
Long-term deferred revenue	—	82,582	(41,861)	(l)	40,721
Deferred tax liability	—	—	122,918	(m)	122,918
Other long-term liabilities	18,566	80,957	(65,832)	(f)	33,691
Total liabilities	723,917	1,192,668	519,180		2,435,765
Stockholders' equity:
Common stock	816	—	—		816
Additional paid-in capital	876,645	138,394	(138,394)	(n)	1,370,910
			494,265	(o)
Accumulated other comprehensive income	2,870	222	(222)	(n)	2,870
Retained earnings (Accumulated deficit)	299,066	(415,144)	415,144	(n)	285,408
			(13,658)	(e)
Total stockholders' equity before treasury stock	1,179,397	(276,528)	757,135		1,660,004
Less: Treasury stock at cost	(826,427)	—	—		(826,427)
Total stockholders' equity (deficit)	352,970	(276,528)	757,135		833,577
Total liabilities and stockholders’ equity (deficit)	$1,076,887	$916,140	$1,276,315		$3,269,342

PLANTRONICS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2018
(in thousands, expect per share amounts)

	Plantronics	Polycom
	Historical	Historical	Pro Forma		Plantronics
	3/31/2018	12/31/2017	Adjustments	Notes	Pro Forma

Net Revenues	$856,903	$1,142,779	$—		$1,999,682
Cost of revenues:	417,788	495,997	109,720	(dd)	1,023,505
Gross profit	439,115	646,782	(109,720)		976,177

Operating expenses:
Research, development, and engineering	84,193	135,655	—		219,848
Selling, general, and administrative	229,390	406,600	(5,057)	(aa)	655,725
			(56,021)	(bb)
			(9,884)	(cc)
			90,697	(dd)
(Gain) loss, net from litigation settlements	(420)	673	—		253
Restructuring and other related charges (credits)	2,451	9,090	—		11,541
Total operating expenses	315,614	552,018	19,735		887,367
Operating income	123,501	94,764	(129,455)		88,810
Interest expense	(29,297)	(78,677)	11,973	(ee)	(96,001)
Other non-operating income and (expense), net	6,023	(52,749)	54,559	(gg)	7,833
Income (loss) before income taxes	100,227	(36,662)	(62,923)		642
Income tax expense (benefit)	101,096	43,379	(13,214)	(ff)	131,261
Net loss	$(869)	$(80,041)	$(49,709)		$(130,619)

Net loss per common unit:
Basic	$(0.03)				$(3.38)
Diluted	$(0.03)				$(3.38)
Weighted average common units outstanding:
Basic	32,345		6,352		38,697
Diluted	32,345		6,352		38,697

PLANTRONICS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Acquisition and Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on Plantronics’ and Polycom’s historical financial information, giving effect to the Acquisition and related adjustments described in these notes. In addition, certain items have been combined from Polycom’s historical financial statements to align them with Plantronics’ financial statement presentation. Polycom prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Plantronics accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations. The preliminary purchase price for the Acquisition has been allocated to the assets acquired and liabilities assumed based on a preliminary valuation of their respective fair values and may change when the final valuation of certain real property, intangible assets, and acquired working capital is determined.

In addition, in connection with the Acquisition, on July 2, 2018, Plantronics entered into a Credit Agreement (the “Credit Agreement”) by and among Plantronics (the “Borrower”), the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association (“Wells Fargo”) as administrative agent (“Agent”).

The Credit Agreement is a credit facility comprised of two components: i) a revolving credit facility with an initial maximum credit available of $100 million that matures in July 2023 (the “Revolving Credit Facility” and ii) a $1.275 billion term loan facility due in quarterly principal installments commencing on December 28, 2018, with all remaining outstanding principal due at maturity in July 2025 (the “Term Loan Facility”) (collectively the “Credit Facility”). The Company’s obligations under the Credit Agreement are currently guaranteed by Polycom.

Borrowings under the Credit Agreement bear interest at a variable rate equal to (i) LIBOR plus a specified margin, or (ii) the base rate (which is the highest of (a) the prime rate publicly announced from time to time by Wells Fargo Bank, National Association, (b) the federal funds rate plus 0.50% or (c) the sum of 1% plus one-month LIBOR) plus a specified margin.

2. Preliminary Purchase Consideration

The total estimated preliminary purchase consideration as of July 2, 2018 is as follows (in thousands):

Preliminary Purchase Consideration
Base Cash Purchase Price per Stock Purchase Agreement	$1,638,172
Plus: Fair value of equity shares issued	494,265
Plus: Polycom closing cash	72,214
Plus: Adjustments	19,993
Total estimated purchase consideration	$2,224,644

Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the purchase price, upon completion of the valuation for the Acquisition and finalization of the purchase price, the actual amounts recorded may differ materially from the amounts used in the pro forma condensed combined financial statements.

3. Pro Forma Adjustments

Balance Sheet Adjustments

(a)
Reflects the proceeds from the Term Loan Facility of $1.275 billion net of $23.9 million of financing costs related to the Term Loan and Revolving Credit Facilities incurred on the Closing Date. These financing costs were deferred as an element of and reduce the net debt balance recognized. Additionally, the Term Loan Facility balance reflects a reduction for an original issue discount of $6.4 million.

(b)
Reflects cash consideration paid on the Closing Date for the Acquisition, after adjusting for payment of Polycom’s pre-existing debt and equity award liabilities as required by the purchase agreement and for estimated adjustments in closing cash and working capital.

(c)	Reflects the cash payment to settle Polycom’s pre-existing debt and certain of Polycom's transaction expenses in connection with the acquisition, as required by the purchase agreement.

(d)
Reflects the preliminary fair value of acquired inventory. This increase is not reflected in the unaudited pro forma condensed combined statement of operations as it was determined to not have a continuing impact.

(e)	Reflects accrual of Plantronics’ transaction-related expenses that had been incurred through the transaction date but not recorded in historical financial statements.

(f)	Reflects the settlement of Polycom’s currency swap arrangement related to Polycom’s pre-existing debt in connection with the Acquisition.

(g)	Reflects the adjustment to remove Polycom’s historical goodwill.

(h)
Reflects the preliminary fair value adjustments for property, plant, and equipment, which is mainly comprised of personal and real property, and the related pro forma depreciation expense adjustments. Pro forma depreciation expense is calculated based on an average remaining useful life of 2 to 4 years for the acquired assets (in thousands, except useful life):

	Historical Amounts	Fair Value Adjustment	Fair Value	Average Remaining Useful Life (years)	Pro Forma Depreciation Expense
Computer equipment and software	$31,753	$391	$32,144	2.1	$15,042
Equipment, furniture and fixtures	11,445	7,151	18,596	3.4	5,455
Tooling equipment	2,181	4,113	6,294	3.0	2,098
Leasehold improvements	12,717	6,830	19,547	4.0	4,887
Total	$58,096	$18,485	$76,581		$27,482

Less: Polycom's historical depreciation expense					$37,366

Decrease to pro forma depreciation expense					$(9,884)

(i)	Reflects the adjustment to record the fair value of identifiable intangible assets and related amortization expense adjustments, as follows (in thousands, except useful life):

	Fair Value	Average Remaining Useful Life (years)	Pro Forma Amortization Expense
Existing Technology	$537,200	4.9	$109,720
In-process Technology	58,000	—	—
Customer Relationships	245,100	5.1	48,267
Backlog	27,900	1.0	27,900
Trade Name / Trademarks	115,600	6.0	19,267
Favorable Leases	3,108	3.7	850
(Unfavorable) Leases	(2,887)	3.1	(923)
Total	$984,021		$205,081

Less: Polycom's historical intangible assets and amortization expense	$8,662		$4,664

Increase to pro forma intangibles and amortization expense	$975,359		$200,417

(j)
Reflects the recognition of goodwill arising from the Acquisition based upon the Company’s provisional purchase price allocation. The goodwill is primarily attributable to the assembled workforce of Polycom and synergies and economies of scale expected from combining the operations of Polycom and Plantronics (balance in thousands). Intangible assets arising on acquisition are not expected to be deductible for income taxes.

Total consideration to be allocated	$2,224,644
Less: Estimated fair value of assets acquired
Current assets	(318,029)
Depreciable fixed assets	(76,581)
Intangible Assets	(984,021)
Other assets	(12,432)
Plus: Estimated fair value of assumed liabilities
Current liabilities	243,408
Deferred tax liability	122,918
Other long-term liabilities	87,212
Goodwill	$1,287,119

Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the purchase price and fair values of assets acquired and liabilities assumed, upon completion of the valuation for the Acquisition and finalization of the purchase price, the actual amounts recorded may differ materially from the amounts used in the pro forma condensed combined financial statements.

(k)	Reflects the preliminary estimated fair value of the pre-existing Polycom management Long Term Incentive Plan (“Polycom LTIP”), which became vested and payable upon closing of the acquisition.

(l)
Reflects the adjustment to reflect the fair value of deferred revenue. This decrease is not reflected in the unaudited pro forma condensed combined statement of operations as it was determined to not have a continuing impact.

(m)
Reflects the tax impact of the pro forma adjustments based on an estimated blended statutory rate and adjustment for uncertain tax positions. The income tax expense/benefit is based on management’s estimate of the blended applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Because the tax rates used for these pro forma financial statements are an estimate, the blended rate will likely vary from the actual effective tax rate in periods subsequent to the Acquisition. The pro forma tax adjustments are based on the tax law in effect during the period for which the unaudited pro forma combined statements of income is being presented and therefore contemplates the effects of the 2017 Tax Act. As the full determination of the accounting impacts of the 2017 Tax Act has not yet been completed the provisional amounts are based on management’s reasonable estimates. The Acquisition is a non-taxable transaction and therefore the amortization of Intangible assets acquired is not deductible for tax.

(n)	Reflects the elimination of Polycom’s historical stockholders’ equity balances.

(o)	Reflects the fair value of equity consideration for the Acquisition (shares of Plantronics common stock).

(p)
Reflects elimination of costs capitalized for internally-developed software. As of the Acquisition, the internally-developed software is part of the Existing technology intangible asset valuation. Please refer to adjustment (i).

Statement of Operations

(aa) Reflects elimination of Plantronics’ and Polycom’s transaction-related expenses that are included within historical general and administrative expense.

(bb) Reflects elimination of Polycom’s historical amortization of goodwill to align with SEC public registrant's accounting principles. As a private company prior to the Acquisition, Polycom has elected to amortize goodwill as part of its accounting policy. Please refer to Exhibit 99.2 for additional information.

(cc) Reflects the depreciation expense adjustments based on preliminary fair value estimates for property, plant, and equipment. Please refer to adjustment (h)

(dd) Reflects the amortization expense adjustments based on preliminary fair value estimates for acquired intangibles.

(ee) Reflects pro forma increased interest expense for the year ended March 31, 2018, based upon: (i) interest expense on the Credit Facility, (ii) amortization of deferred financing costs of $30.3 million based on an estimated amortization period of 84 months and (iii) the elimination of Polycom’s historical interest expense for the year ended March 31, 2018 as Polycom’s pre-existing debt was settled in connection with the Acquisition. Refer to the table below (in thousands):

Year Ended March 31, 2018
Interest on term loan facility borrowing	$62,932
Amortization of deferred financing costs and discounts from the Credit Facility	3,772
Total interest expense	66,704
Less:
Historical Polycom interest expense	78,677
Net pro forma adjustment to interest expense	$11,973
Impact of a 1/8% increase in interest rate	$1,573
Impact of a 1/8% decrease in interest rate	$(1,573)

(ff) Reflects the income tax expense/benefit of the pro forma adjustments based on management’s estimate of the blended applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Because the tax rates used for these pro forma financial statements are an estimate, the blended rate will likely vary from the actual effective tax rate in periods subsequent to the Acquisition. The pro forma tax adjustments are based on the tax law in effect during the period for which the unaudited pro forma combined statements of income are being presented and therefore contemplates the effects of the 2017 Tax Act. As the full determination of the accounting impacts of the 2017 Tax Act has not yet been completed the provisional amounts are based on management’s reasonable estimates.

(gg) Reflects the elimination of Polycom’s historical loss recognized on its cross-currency swap, settled in connection with the acquisition.